On May 19, 2005, management of Coventry made a presentation to investors at the Annual Meeting. The following is a series of slides used by Coventry management in the presentation.

Annual Shareholders' Meeting May 19, 2005

The Year in Review: 2004 Another record year in terms of key metrics and performance: Revenue: $5.3b 17.1% growth over 2003; 4 year CAGR of 19.5% EPS: $3.72 35.3% growth over 2003; 4 year CAGR of 56.5% Membership: 2.5m 5.3% growth over 2003; 4 year CAGR of 10.0% Operating Margin: 9.4% 130bps improvement from 2003; 4 year improvement of 700bps

The Year in Review 2004 Continued Efficient / Effective Operations S,G&A rate of 11.5% in 2004 (down 50 bps from 2003) S,G&A pmpm best in industry; pmpm up only 1% from 2003 1.6 days of claims on hand at year-end Auto-adjudication rate › 75% EDI rate › 60% Internet provider and member transactions up ›60% from 2003 Member satisfaction with quality of care exceeded the NCQA national average in all areas

The Year in Review: 2004 Significant Positive Events 24th straight quarter of meeting or beating Wall Street expectations Closed 14th health plan acquisition in 6 years Fully integrated OmniCare in 2004 Completed SOX 404 work and received opinions No material weakness; No significant deficiencies Entered into large transaction which will significantly broaden Coventry’s reach and opportunities Announced and successfully implemented management succession plan

The Year in Review: 2004 There is always room for improvement Organic membership growth Health plan acquisition pipeline Movement of membership from fully insured to ASO Penetration of consumer directed products

The Year in Review: 2004 What did 2004 mean for shareholders? 23.5% increase in share price in 2004 … and another 26% since year-end (as of 5-17-05) 5 year CAGR share price increase of 31.4% Seamless transition of CEO and CFO Favorable outlook for the future Continuing steady performance in health plan business Financial and strategic benefits from First Health transaction Barron’s overall #3 (out of 500 public companies) Fortune 500 overall #3 in 5 year return to shareholders

State of Coventry 2005 Off to a good start Q1 beat Wall Street expectations and raised 2005 EPS guidance Integration of First Health on schedule Key senior management hires since year-end Focusing on health plan membership growth

State of Coventry: 2005 Expected 2005 Financials Revenue of $6.7b (mid-point of range) 26% increase from 2004 Operating margins of 11.5% - 12.0% Expected 21.8% EPS growth (based upon mid-point of range) Debt / Total Capitalization ‹25% by year–end Strong fee cash flow to parent

State of Coventry 2005 Important Objectives in 2005 Health Plans segment Add at least 85,000 organic members Q2 through Q4 to hit membership guidance Maintain strong risk business margins Same pricing/underwriting discipline; same S,G&A discipline Begin marketing in new markets late in the year Prepare for GA Medicaid (result of bids due in Q2) Prepare for Medicare Part D

State of Coventry 2005 Important Objectives in 2005 (continued) First Health segment Continue implementing Coventry disciplines Operational and IT systems blocking and tackling Pricing and S,G&A Continue key hires Stabilization of First Health revenue; building business models for growth Beginning of major network improvement effort Cost cutting and synergy realization

State of Coventry: 2005 What will 2005 mean for shareholders? Overall strong EPS growth Solid health plan performance Realization of the initial benefits from the First Health transaction Midpoint of guidance would yield 21.8% EPS growth More diversified earnings stream from addition of fee based businesses Movement of Coventry to a stronger, more diversified business platform serving a broad customer base Another year of predictable and reliable results

Our View of the Future 2006 Continued growth and strong performance of health plan sector Stronger membership results, but we will continue to prioritize margins Continuing S,G&A leverage New commercial markets will show progress Back in the acquisition hunt for health plan businesses3 new Medicare Advantage markets

Our View of the Future 2006 Further integration of First Health Year 2 efforts including system initiatives Coventry managers will have been in place 11 months Continue planned S,G&A reductions Begin to grow revenue in all First Health businesses Early results of recontracting efforts should be evident Consider acquiring fee based businesses

Our View of the Future: 2006 Overall Financial Potential Revenue should be in the $7.5b range Excluding stand-alone Medicare Part D product and Georgia Medicaid Continuation of strong operating earnings and cash flows Further de-levering of debt from First Health transaction Growth in revenue and further improvements in First Health sector will drive EPS growth

Our View of the Future: 2006 What will 2006 mean for shareholders? Continued performance from Health Plan business + Strategic and financial benefits from the First Health transaction + Potential New Revenue Opportunities Medicare Part D Georgia Medicaid New Markets + Targeted acquisition(s) +Further de-levering = Strong EPS growth and stable diversified company

Who we are We may have grown the size, scale and footprint of our company, but some things haven't changed we are ethical we are customer focused we are conservative, disciplined and detailed we are opportunistic and entrepreneurial we hire and retain the best people

Your Company Coventry Health Care has become a national managed care company with a growing and diversified revenue and earnings stream; able to serve a broad spectrum of customer types.